Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE January 20, 2006	Contact:	Investor Relations: Lauren Camner 305-231-6535	Corporate Communications: Melissa Gracey 305-817-8117

BankUnited Financial Corporation Announces Common Stock Offering

CORAL GABLES, Fla — BankUnited Financial Corporation (NASDAQ: BKUNA) announced today that it has agreed to sell 5,750,000 shares of Class A Common Stock to Keefe, Bruyette & Woods, Inc (KBW) in a block trade.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission and became effective on Jan. 19, 2006. A prospectus supplement relating to the offering was filed with the Securities and Exchange Commission on the same date.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction.

A written prospectus meeting the requirements of section 10 of the Securities Act of 1933 may be obtained from KBW by contacting Keefe, Bruyette & Woods Inc. at 787 Seventh Avenue, New York, NY 10019.

About BankUnited

BankUnited Financial Corp. (NASDAQ:BKUNA) is the holding company for BankUnited FSB, the largest banking institution headquartered in Florida as measured by assets. BankUnited had assets of $11.3 billion at Dec. 31, 2005. Serving customers in nine Florida counties through 66 branches, BankUnited offers a full spectrum of consumer and commercial banking products and services, including online products that can be accessed through http://www.bankunited.com. For additional information, call (877) 779-2265.

Forward-Looking Statements

This press release may contain certain forward-looking statements, which are based on management’s expectations regarding factors that may impact the company’s earnings and performance in future periods. Words and phrases such as: “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “project,” “believe,” “intend,” “should,” “may,” “can,” “could,” “plan,” “target” and similar expressions are intended to identify “forward-looking statements.” Actual results or performance could differ from those implied or contemplated by such statements. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general business and economic conditions; fiscal and monetary policies; significant weather events such as hurricanes; war and terrorism; changes in interest rates; deposit flows; loan demand and real estate values; competition with other providers of financial products and services; the issuance or redemption of additional company equity or debt; volatility in the market price of our common stock; changes in accounting principles, policies or guidelines; changes in laws or regulation; reliance on other companies for products and services; and other economic, competitive, servicing capacity, governmental, regulatory and technological factors affecting the company’s operations, pricing, products and delivery of services.

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